SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number:     33-80837
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                       NATIONSCREDIT GRANTOR TRUST 1996-1
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               (Exact name of registrant as specified in charter)

     1355 WINDWARD CONCOURSE, ALPHARETTA, GA   30005               678-339-9343
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


NATIONSCREDIT GRANTOR TRUST 1996-1, 5.85% MARINE RECEIVABLE-BACKED CERTIFICATES
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             (Title of each class of securities covered by this form)

                                      NONE
                                      ----
(Title of all other classes of securities for which a duty to file reports under section 13 or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

           Rule  12g-4  (a)(1)(i)   [   ]       Rule  12h-3 (b) (1)(ii) [   ]
           Rule  12g-4  (a)(1)(ii)  [   ]       Rule  12h-3 (b) (2)(i)  [   ]
           Rule  12g-4  (a)(2)(i)   [   ]       Rule  12h-3 (b) (2)(ii) [   ]
           Rule  12g-4  (a)(2)(ii)  [   ]       Rule  15d-6             [ X ]
           Rule  12h-3  (b)(1)(i)   [ X ]

Appropriate number of holders of record as of the certification or notice date:
                                        35
                                     -------

       Pursuant to the requirements of the Securities Exchange Act of 1934,
      NationsCredit Commercial Corporation of America, in its capacity as the
           Depositor of the above-referenced registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:     January  29,  2003          By: /s/Joyce  Mcleod
          ------------------              ----------------
                                      Name:  Joyce  McLeod
                                      Title: Vice  President

          NationsCredit Commercial  Corporation  of  America,  as  Depositor